Exhibit 1(j)


                                MERCURY FUNDS II

                                AMENDMENT TO THE
                 AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

      The undersigned, being the Secretary of Mercury Funds II, a trust with transferable shares of the type commonly referred to as a Massachusetts business trust (the "Trust"), does hereby certify that pursuant to the various powers and authorities conferred upon the Trustees of the Trust by Article FOURTH and Article EIGHT of the Trust's Restated Declaration of Trust dated as of August 22, 1996, as amended to the date hereof (the "Declaration") and paragraph (9) of the Trust's Amended and Restated Certificate of Designation dated as of March 10, 2005 (the "Designation"), the Designation is further amended to make certain changes to the designation of certain classes of the Trust's series, pursuant to resolutions of the Trustees at a meeting held on May 8, 2006.

      NOW THEREFORE, the Certificate of Designation, as amended to the date hereof is amended as follows:

      The shares of beneficial interest of the Trust are divided into one series of shares, Merrill Lynch International Value Fund (the "Series"). Shares of beneficial interest of the Series (the "Shares") that were previously designated Class A, Class B, Class C and Class I Shares are redesignated hereby. No changes to the special and relative rights of the existing classes of Shares are intended by this amendment.

      1.(a) The Class A Shares are hereby redesignated "Investor A Shares." The
            Investor A Shares shall retain all of the rights and preferences accorded to the Class A Shares prior to this redesignation.

        (b) The Class B Shares are hereby redesignated "Investor B Shares." The Investor B Shares shall retain all of the rights and preferences accorded to the Class B shares prior to this redesignation.

        (c) The Class C Shares are hereby redesignated "Investor C Shares." The Investor C Shares shall retain all of the rights and preferences accorded to the Class C Shares prior to this redesignation.

        (d) The Class I Shares are hereby redesignated "Institutional Shares." The Institutional Shares shall retain all of the rights and preferences accorded to the Class I Shares prior to this redesignation. All references to the Share Classes in this Designation are accordingly modified.

      All references to the Share Classes in this Designation are accordingly modified.

      2. The classes of Shares established and designated (each a "Class") are as follows:

                  (a)   Investor A Shares

                  (b)   Investor B Shares


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                  (c)   Investor C Shares

                  (d)   Class R Shares

                  (e)   Institutional Shares

      3. All other provisions of the Designation shall remain in full force and effect.

      4. This Amendment to the Amended and Restated Certificate of Designation shall be effective as of the 29th day of September, 2006.


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      IN WITNESS WHEREOF, the undersigned has set her hand and seal this 6th day of September, 2006.

                                                  /s/ Alice A. Pellegrino
                                                  ------------------------------
                                                  Alice A. Pellegrino, Secretary

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